COLLEGE RETIREMENT EQUITIES FUND
                     730 THIRD AVENUE, NEW YORK, N.Y. 10017
                             TELEPHONE: 800-442-2733

                                LIFE UNIT-ANNUITY
                         WITH MINIMUM GUARANTEED PERIOD

 CERTIFICATE        DATE OF FIRST PAYMENT    FREQUENCY OF    MINIMUM GUARANTEED
   NUMBER               MO. DAY YR.            PAYMENT            PERIOD
------------        ---------------------    ------------    ------------------
  IA00000-0               10 01 87             MONTHLY            10 YEARS

PARTICIPANT    [DOE, JOHN]

  ANNUITY UNITS PAYABLE                                         AMOUNT OF FIRST
                                                                ANNUITY PAYMENT

        This is to certify that you, as the owner (Participant) of this certificate, are entitled to share in the benefits of COLLEGE RETIREMENT EQUITIES FUND ("CREF").

        This page refers briefly to some of the features of your certificate. The next pages set forth in detail the rights and obligations as between CREF and you under the certificate. PLEASE READ YOUR CERTIFICATE. IT IS IMPORTANT.

                               GENERAL DESCRIPTION

        This certificate provides a lifetime income for you starting as of the Date of First Payment. If you die before the end of the Minimum Guaranteed Period, payments will continue to the end of that period to the beneficiary; or the present value of these payments may be paid in one sum, unless other specified on Page 5.

        You, or your beneficiary, will be paid an income of a fixed number of annuity units. The amount of dollars payable per unit will change primarily with the changes in the value of CREF's investments. There is no guarantee of any dollar amount; you are assured of full participation in CREF. All dollar amounts payable are determined by actuarial methods.



                                                       /s/ John H Biggs
                                                       ------------------------
                                                            CHAIRMAN AND
                                                       CHIEF EXECUTIVE OFFICER

Countersigned
              ------------------------------------------------
                                   Registrar

       THIS CERTIFICATE CANNOT BE ASSIGNED NOR DOES IT PROVIDE FOR LOANS.
THIS CERTIFICATE DOES NOT GUARANTEE ANY FIXED DOLLAR AMOUNT OF ANNUITY PAYMENTS.

  C1006.4                       INDEX ON NEXT PAGE                     Ed. 1-93
  LGP

                              INDEX OF PROVISIONS

                                                                        Section

Assignment -- Void and of no effect ..................................       12
Beneficiary ..........................................................        7
Benefits Based on Incorrect Data .....................................        8
Certificate ..........................................................       14
Claims of Creditors -- Protection against ............................       16
Consideration ........................................................       16
Correspondence with us ...............................................       18
Loans -- No Provision for ............................................       13
Ownership ............................................................       11
Payment to an Estate, Trustee, .......................................       17
Present Value ........................................................        3
Procedure for Elections and Changes ..................................       10
Proof of Survival ....................................................        9
Requests for Benefits ................................................       18
Rules of the Fund ....................................................        4
Service of Process upon CREF .........................................       15
Unit Annuity Payments ................................................        2
          - Change of frequency ......................................        5
          - Termination of ...........................................        6





C1006.4                                                                   Page 2
LGP                                                                     Ed. 1-93

                        COLLEGE RETIREMENT EQUITIES FUND

                              DATE OF                   MINIMUM        DATE OF
               CERTIFICATE     FIRST      FREQUENCY    GUARANTEED       BIRTH
                 NUMBER       PAYMENT     OF PAYMENT     PERIOD        MO DA YR

               IA00000-0     10 01 87      MONTHLY     10 YEARS
  PARTICIPANT  JOHN DOE                                               09 23 22

                 1.222
             STOCK ACCOUNT                                $60.74

       ANNUITY UNITS                                     AMOUNT OF
          PAYABLE                                      FIRST ANNUITY
                                                          PAYMENT

      DATE OF' ISSUE
       MO  DA  YR
       10  01  87

                                   PROVISIONS

1.  CONSIDERATION.
        THIS CERTIFICATE IS ISSUED IN EXCHANGE FOR THE SURRENDER TO CREF OF CERTIFICATE NUMBER [P000000-0] AND THE APPLYING OF ITS PROCEEDS OF [$10,000.00] TO THIS CERTIFICATE. THESE ACTS FULFILL ALL OBLIGATIONS OF THE CERTIFICATE THAT HAS BEEN SURRENDERED.
        THE CONSIDERATION FOR THIS CERTIFICATE HAS BEEN DELIVERED AT CREF'S HOME OFFICE IN NEW YORK, NEW YORK.

C1006.4                              PAGE 3                                 LGP

                       This page is intentionally blank.

                            BENEFICIARY DESIGNATION

                             CLASS I BENEFICIARIES

NAME                                               RELATIONSHIP TO PARTICIPANT

MARY DOE                                                       WIFE

                             CLASS II BENEFICIARIES

NAME                                                RELATIONSHIP TO PARTICIPANT

JANE DOE                                                     DAUGHTER





C1006.4                          PAGE 5                                     LGP

     2. UNIT ANNUITY PAYMENTS. Your income begins as of the Date of First Payment if you are then alive. PAYMENTS WILL CONTINUE TO you for THE REST OF your life. If you die within THE Minimum Guaranteed Period which starts on the Date of Issue, payments will be continued to the beneficiary for the remainder of that Period. In lieu of such payments the Present Value of the payments due the beneficiary may be paid in one sum, unless otherwise specified on Page 5. The Date of First Payment, Minimum Guaranteed Period, Frequency of Payment, and the number of Annuity Units payable are shown on Page 3.

     If you outlive all beneficiaries, and die within the Minimum Guaranteed Period, we will pay to your estate the Present Value of any payments remaining due. If a beneficiary dies while entitled to receive payments, the Present Value of any payments remaining due him or her will be paid to any other surviving person or persons named to receive it. If no one so named is then living, the Present Value will be paid to the estate of such beneficiary.

     The dollar amount of each payment will be the current value on the date of each payment of the number of Annuity Units stated on Page 3. The value of an Annuity Unit will change from time to time to reflect CREF's investment, mortality and expense experience and will be determined in accordance with the Rules of the Fund, using actuarial methods.

     Payments are subject to any method of payment agreement or the provisions of any beneficiary designation in effect under this contract.

     3. PRESENT VALUE. The Present (discounted) Value is a one-sum amount paid in lieu of a series of payments. The Present Value of future payments is computed in accordance with the Rules of the Fund.

     4. RULES OF THE FUND. The Rules of the Fund govern all matters affecting the interest of anyone in the Fund to the extent such matters are not specifically provided in this certificate. The Board of Trustees of CREF may amend the Rules of the Fund from time to time. Amendments to such Rules are effective only when approved by the Superintendent of Insurance of the State of New York as not being unfair, unjust, inequitable or prejudicial to the interest of anyone in the Fund. A copy of the Rules was furnished to you when this certificate was issued; you will be notified of all amendments to the Rules.

     5. CHANGE OF FREQUENCY OF UNIT ANNUITY PAYMENTS. You may request a change to equivalent payments made annually, semi-annually, quarterly or monthly. However, CREF may decline to make a change from one frequency to another of fewer payments per year. CREF will also have the right to decline any change that would result in an initial payment of less than $25.

     6. TERMINATION OF UNIT ANNUITY PAYMENTS. The final payment to be made under this certificate will be the last payment due before your death, unless you die within the Minimum Guaranteed Period. In that case, the final payment will be the last payment due within that period. However, payments to a beneficiary will cease if the Present Value of the payments due him or her is paid in one sum.

     7. YOUR BENEFICIARY. Beneficiaries are persons named, in form satisfactory to CREF, to receive any payments remaining due at your death. Different classes of beneficiaries, such as primary (first) and contingent (secondary), may be designated. These classes set the order of payment. If a class contains more than one person, any payments remaining due at your death will be paid to the then living persons in a class in equal shares, unless provided otherwise. For example, if you die during the Period of Annuity Payments with your spouse having been named


C1006.4                                                                   Page 7
Ed. 10-87                                                                    LGP
as primary beneficiary and "my children" as equal contingent beneficiaries, your spouse would receive any payments remaining due upon surviving you. But if your spouse did not survive you, then your surviving children would receive equal shares of any payments remaining due.

     The terms "children" or "my children" may be used to name a class of beneficiaries, either primary or contingent. Unless otherwise specified, these terms will mean all children born of your marriage or marriages and any children legally adopted by you. The term "children" also has the same inclusive meaning when used to name as beneficiaries the children of your spouse, your child, your brother or your sister.

     The beneficiary designation may be changed as explained below, unless otherwise specified on Page 5.

     8. BENEFITS BASED ON INCORRECT DATA. If the amount of benefits is determined by data as to a person's age and if that data is incorrect, benefits will be recalculated on the basis of the correct data. If any overpayments or underpayments have been made by CREF, adjustments will be made in accordance with the Rules of the Fund.

     9. PROOF OF SURVIVAL. CREF reserves the right to require satisfactory proof that anyone named to receive benefits under the terms of your certificate is alive on the date any payment is due. If this proof is not received by us after requested in writing, CREF will have the right to withhold payments entirely until such proof is received.

     10. PROCEDURE FOR ELECTIONS AND CHANGES. You or a beneficiary, when having the right to do so, may elect or change, in accordance with the terms of your certificate, any of the following by written notice satisfactory to CREF sent to its home office in New York, NY:

              A) the method of payment to the beneficiary;
              B) the beneficiary;
              C) the frequency of payments; or
              D) the surrender of  this certificate  for its Present Value (only a beneficiary may have this right).

No such notice will take effect unless it has been received by CREF. When received it will take effect as of the date it was signed, whether or not the signer is living at the time we receive it. Any action taken by CREF in good faith before receiving the notice will not subject CREF to liability that is due to our acts being contrary to what was stated in the notice.

     11. OWNERSHIP. You own this certificate. During your lifetime, you may, to the extent permitted by law, exercise every right given by it without the consent of any other person.

     12. NO ASSIGNMENT. Neither you nor any other person may assign, pledge, or transfer ownership of this certificate or any benefits under its terms. Any such action will be void and of no effect.

13. NO LOANS. This certificate does not provide for loans.

     14. THE CERTIFICATE. Any endorsement or amendment of this certificate or waiver of any if its provisions will be valid only if in writing and signed by an Executive Officer or Registrar of CREF.

     The consideration has been delivered and all benefits are payable at CREF's home office in New York, NY.


C1006.4                                                                   Page 8
Ed. 10-87                                                                    LGP

     15. SERVICE OF PROCESS UPON CREF. We will accept service of process in any action or suit against us on this certificate in any court of competent jurisdiction in the United States, Puerto Rico or Canada provided such process is properly made. We will also accept such process sent to us by registered mail if the plaintiff is a resident of the state, district, territory, or province in which the action or suit is brought. This Section does not waive any of our rights, including the right to remove such action or suit to another court.

     16. PROTECTION AGAINST CLAIMS OF CREDITORS. The benefits and rights accruing to you or any other person under this certificate are exempt from the claims of creditors or legal process to the fullest extent permitted by law. This protection is contained in the statute of the State of New York establishing CREF.

     17. PAYMENT TO AN ESTATE, TRUSTEE, ETC. CREF reserves the right to pay in one sum the Present Value of any benefits due an estate, corporation, partnership, trustee, or other entity not a natural person. CREF will not be responsible for the acts or neglects of any executor, trustee, guardian, or other third party to whom payment is made.

     18. CORRESPONDENCE AND REQUESTS FOR BENEFITS. No notice, application, form or request for benefits will be deemed to be received by us unless it is received at our home office. Any questions about this certificate or inquiries about our service should be sent to us at our address:

                                      CREF
                                730 Third Avenue
                               New York, NY 10017.


C1006.4                                                                   Page 9
Ed. 10-87                                                                    LGP